EXHIBIT 5

April 29, 2005

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

Re:                             MedicalCV, Inc.

Registration Statement on Form S-8

Non-Qualified Stock Option Agreements

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 6,665,675 shares of common stock to be issued under certain MedicalCV, Inc. Non-Qualified Stock Option Agreements, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the agreements and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of MedicalCV, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

BRIGGS AND MORGAN, Professional Association

By	/s/ Avron L. Gordon
Avron L. Gordon